                                   EXHIBIT C

                                                            CONTACT: Eric Berman
                                                                     Adam Weiner
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000

                   OGDEN CORPORATION REPORTS RESULTS FOR 1999

    -- NET LOSS IN QUARTER AND YEAR REFLECTS ONE-TIME CHARGES RESULTING FROM
                 PREVIOUSLY ANNOUNCED RESTRUCTURING PROCESS --

      -- COMPANY ALSO REPORTS $80.3 MILLION IN RECURRING BASE EBIT FROM ITS
               CONTINUING ENERGY OPERATIONS FOR FULL YEAR 1999 --

NEW YORK, MARCH 30, 2000 - Ogden Corporation (NYSE: OG) today reported results for the full year and fourth quarter ended December 31, 1999. Including one-time charges largely associated with the previously announced restructuring process and losses from discontinued operations, for the full year 1999, the Company had a net loss of $82.0 million, or $1.67 per diluted share. Excluding those charges and losses, the Company had net income for the full year 1999 of $25.0 million, or $0.50 per diluted share. Consolidated revenues from continuing operations for the twelve months ended December 31, 1999, were $1.0 billion.

For the fourth quarter 1999, including one-time charges largely associated with the restructuring process and losses from discontinued operations, the Company had a net loss of $105.9 million, or $2.14 per diluted share. Excluding the charges and losses referred to above, the Company had net income for the fourth quarter 1999 of $0.6 million, or $0.01 per diluted share. Consolidated revenues from continuing operations were $257.8 million in the quarter.

As previously announced, Ogden is pursuing the disposition of its non-core Aviation and Entertainment assets, as well as certain other non-core businesses, to ensure a solid financial platform for its Energy business. The Aviation and Entertainment business segments are being reported as discontinued operations.

Scott Mackin, Ogden's President and Chief Executive Officer, said: "We are making progress in our efforts to become a pure play energy company as rapidly as possible, including significant progress in our restructuring efforts and in our non-core asset dispositions. The underlying performance of the Company's continuing business segments remains strong. For the full year, recurring base earnings from our Energy business were in line with the projections we made during the fourth quarter."

FULL YEAR RESULTS FOR ENERGY

For the full year 1999, Ogden reported Earnings Before Interest and Taxes (EBIT) from its Energy business of $61.4 million on revenues of $922.1 million, compared to EBIT of $115.7 million on revenues of $804.0 million in 1998. The Energy business includes the operations of Ogden Environmental and Energy Services (OEES). The Company is currently exploring sales possibilities for OEES' consulting operations and the wind-down of OEES' construction operations. OEES had operating losses in 1999 of $15.5 million before a $28.4 million write-down of its assets to their estimated net realizable value in anticipation of its sale. The 1999 results also include $25.0 million in one-time gains primarily associated with the restructuring of contracts at two facilities and the sale of a joint venture project, partially offset by charges related to the Clean Air Act. The 1998 results included losses of $6.3 million from OEES and $34.4 million of net gains principally related to the restructuring of power purchase agreements and other contracts at four separate facilities.

Adjusting for these items, the recurring base EBIT from the Energy business for 1999 was $80.3 million. The recurring base EBIT for the Energy business for the year 1999 was $7.3 million lower compared to the same period for 1998, primarily due to the following: (1) in the first half of 1998, Energy restructured a significant above-market power purchase agreement at one facility, and sold out another power purchase agreement; as a consequence of these two transactions, for which the Company received payments of approximately $200 million, the 1999 results were reduced by $6.0 million; (2) Energy increased its development activities in 1999 consistent with its long term strategy of becoming a pure energy company, resulting in additional development expenses of approximately $6.0 million over 1998; (3) increased spending of approximately $4.0 million year-over-year, primarily as a result of upgrades to information systems related to Y2K precautions and the implementation of Clean Air Act retrofits; and (4) these reductions to 1999 EBIT were partially offset by increased operating results, primarily as a result of more facilities in operation, increased Water and Waste to Energy construction income and improved performance at existing facilities.

FOURTH QUARTER RESULTS FOR ENERGY

Ogden reported a loss before interest and taxes from its Energy business for the 1999 fourth quarter of $10.6 million, on revenues of $236.7 million, compared to EBIT for the comparable period in the prior year of $38.1 million on revenues of $218.8 million. The 1999 fourth quarter EBIT included $7.5 million in losses at its OEES subsidiary and $28.4 million in write downs also associated with OEES, as well as various one-time charges totaling $5.8 million and $9.7 million in one-time gains, principally associated with an insurance settlement. The comparable 1998 period for Energy included $3.7 million in losses at OEES and one-time gains totaling $14.1 million, primarily due to restructurings of two projects.

Adjusting for these items, the recurring base Energy EBIT for the 1999 fourth quarter was $21.4 million, compared to $27.7 million for the comparable period of 1998. The decrease in recurring base EBIT for the year-over-year period is due to: a $1.5 million increase in SG&A reflecting international office expansion and incremental Y2K expenses; a decrease in Water and Waste to Energy construction income of $0.8 million; a write-off of development costs of $2.8 million; and $1.2 million in professional service fees and other miscellaneous items.

DESCRIPTION OF OTHER FOURTH QUARTER ONE-TIME CHARGES

In addition to the one-time charges related to the Energy business, Ogden in the fourth quarter incurred a $17.5 million provision for settlement of litigation with the Company's former Chairman and CEO and a $17.3 million provision for corporate staff severance. In addition, in its discontinued Entertainment unit, the Company recorded a $13.3 million severance charge related to the Company's restructuring, a $5.1 million write-off of development costs related to a bid for a casino project, and a one-time charge of $3.4 million in liquidated damages for the Company's inability to obtain permits to construct a new facility. In its discontinued Aviation unit, the Company recorded an $11.8 million severance charge primarily related to the Company's restructuring efforts. The Company also recorded a $7.8 million write down to estimated net realizable value of its Applied Data Technology Inc. unit, and a $15.2 million reserve related to receivables, inventory and other assets of Datacom (previously known as ADC) principally due to uncertainty concerning the financial condition of Datacom's primary customer.

OUTLOOK

Mr. Mackin said, "We remain excited about the prospects for the Energy business as we continue to add new projects to our independent power portfolio. Continued success in the IPP field depends on substantial project development. Our first IPP project in India, a 105 MW project in which we will hold 60% equity and a long-term contract to operate the facility, is under construction. That project, which is expected to go into commercial operation by early 2001, has a 15-year take-or-pay power purchase agreement with the local state electricity board. We also expect to close on the acquisition of two additional projects in Thailand in April, one of which is a 122 MW project that is already in operation and the other is a 795 MW facility which is in development. We have a list of other potential target projects in key regions around the globe, although we will not make substantial investments in new projects, other than the two projects in Thailand, until such time as the non-core asset sales process is substantially completed. For the full year 2000, we expect recurring EBIT from the Energy business to be approximately $95.0 million versus the $80.3 million in recurring EBIT for the full year 1999."

NON-CORE ASSET SALES

Mr. Mackin continued, "We are fully engaged in the process of disposing of our non-core assets. On March 9, we announced the sale of our Entertainment business' water and theme parks-related division for $148 million, consisting of cash and the assumption of approximately $80 million of associated debt. Earlier today, we announced the sale of our Food and Beverage Concessions and Venue Management division for $236 million, consisting of cash and the assumption of approximately $11 million in associated debt. In addition, we have closed on the sale of Fairmount Race Track for a net consideration of approximately $16 million; and sold, or have under contract to sell, various other assets for approximately $11.5 million. With regard to airport privatization projects, we're exploring transfers of our interests with members of our various consortia. We expect to make additional announcements regarding the disposition of our major non-core Aviation assets when we have reached definitive agreements."

                                      * * *

On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company.

Ogden Energy group is a global developer/owner and operator of independent power projects and provides related infrastructure services.

Additional information about Ogden can be obtained via the Internet at www.ogdencorp.com, or through our automated information system at (888) 643-3612.

Any statements in this communication which may be considered to be "forward looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

                               -- Tables Follow --

                                OGDEN CORPORATION
                                    EARNINGS
                                 (000's Omitted)

                                                              Years ended December 31,
                                                             --------------------------
                                                               1999             1998
                                                             ---------        ---------
ENERGY SEGMENT:
REVENUE
Energy Operations                                            $ 777,056        $ 688,424
OEES                                                           145,043          115,619
                                                             ---------        ---------

TOTAL ENERGY REVENUE                                           922,099          804,043
                                                             ---------        ---------

DIRECT COSTS
Energy Operations                                              629,400          539,190
OEES                                                           173,437          105,896
                                                             ---------        ---------

TOTAL ENERGY DIRECT COSTS                                      802,837          645,086
                                                             ---------        ---------

GROSS MARGIN
Energy Operations                                              147,656          149,234
OEES                                                           (28,394)           9,723
                                                             ---------        ---------

TOTAL ENERGY GROSS MARGIN                                      119,262          158,957
% of Revenue                                                     12.93%           19.77%

S.G.& A
Energy Operations                                               48,700           42,534
OEES                                                            15,960           15,910
                                                             ---------        ---------

TOTAL ENERGY S.G.& A                                            64,660           58,444
                                                             ---------        ---------

ENERGY OPERATING INCOME                                         54,602          100,513
% of Revenue                                                      5.92%           12.50%

ENERGY EQUITY INCOME                                            13,005           19,251

Minority interests                                              (6,176)          (4,053)
                                                             ---------        ---------

ENERGY EBIT                                                     61,431          115,711

OTHER SEGMENT:
Revenue                                                         78,251           92,453
Operating income (loss)                                        (22,731)          (4,982)
Equity income                                                     --                 89

Unallocated corporate overhead                                 (51,210)         (32,201)
Interest-Net                                                   (30,697)         (19,812)
                                                             ---------        ---------

Pre-tax income (loss)                                          (43,207)          58,805
Income taxes                                                     6,917          (21,557)
                                                             ---------        ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS                       (36,290)          37,248
                                                             ---------        ---------


                                OGDEN CORPORATION
                                    EARNINGS
                                 (000's Omitted)

                                                              Years ended December 31,
                                                             --------------------------
                                                               1999             1998
                                                             ---------        ---------
DISCONTINUED OPERATIONS
EBIT-Aviation                                                   11,506           62,155
EBIT-Entertainment                                             (48,681)          23,942
Interest-Net                                                    (4,670)           3,865
Income taxes                                                        (6)         (40,240)
                                                             ---------        ---------

INCOME (LOSS) FROM DISCONTINUED OPERATIONS                     (41,851)          49,722

Cumulative effect of change in accounting principle             (3,820)            --
                                                             ---------        ---------

COMPANY NET INCOME (LOSS)                                    $ (81,961)       $  86,970
                                                             =========        =========

EPS-Continuing operations
Basic                                                        $   (0.74)       $    0.74
Fully Diluted                                                $   (0.74)       $    0.73

EPS-Discontinued operations
Basic                                                        $   (0.85)       $    1.00
Fully Diluted                                                $   (0.85)       $    0.98

EPS-Cumulative effect of change in accounting principle
Basic                                                        $   (0.08)            --
Fully Diluted                                                $   (0.08)            --


                                OGDEN CORPORATION
                                    EARNINGS
                                 (000's Omitted)

                                                            Quarters ended December 31,
                                                           ----------------------------
                                                             1999               1998
                                                           ---------          ---------
ENERGY SEGMENT:
REVENUE
Energy Operations                                          $ 202,746          $ 182,895
OEES                                                          33,946             35,920
                                                           ---------          ---------

TOTAL ENERGY REVENUE                                         236,692            218,815
                                                           ---------          ---------

DIRECT COSTS
Energy Operations                                            163,950            136,989
OEES                                                          66,325             35,381
                                                           ---------          ---------

TOTAL ENERGY DIRECT COSTS                                    230,275            172,370
                                                           ---------          ---------

GROSS MARGIN
Energy Operations                                             38,796             45,906
OEES                                                         (32,379)               539
                                                           ---------          ---------

TOTAL ENERGY GROSS MARGIN                                      6,417             46,445
% of Revenue                                                    2.71%             21.23%

S.G.& A.
Energy Operations                                             13,691             11,091
OEES                                                           3,985              4,164
                                                           ---------          ---------

TOTAL ENERGY S.G.& A.                                         17,676             15,255

ENERGY OPERATING INCOME                                      (11,259)            31,190
% of Revenue                                                  -4.76%              14.25%

ENERGY EQUITY INCOME                                           3,633              8,773

Minority interests                                            (2,998)            (1,888)
                                                           ---------          ---------

ENERGY EBIT                                                  (10,624)            38,075

OTHER SEGMENT:
Revenue                                                       21,141             19,240
Operating income (loss)                                      (20,591)            (3,152)
Equity income                                                                        89

Unallocated corporate overhead                               (43,339)            (5,398)
Interest-Net                                                  (8,891)            (4,404)
                                                           ---------          ---------

Pre-tax income (loss)                                        (83,445)            25,210
Income taxes                                                  18,475            (10,777)
                                                           ---------          ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS                     (64,970)            14,433
                                                           ---------          ---------



                                                            Quarters ended December 31,
                                                           ----------------------------
                                                             1999               1998
                                                           ---------          ---------
DISCONTINUED OPERATIONS
EBIT-Aviation                                                (14,553)            16,308
EBIT-Entertainment                                           (39,668)            (3,313)
Interest-Net                                                  (1,764)             1,159
Income taxes                                                  15,017             (8,532)
                                                           ---------          ---------

INCOME (LOSS) FROM DISCONTINUED OPERATIONS                   (40,968)             5,622

Cumulative effect of change in accounting principle               --                 --
                                                           ---------          ---------
COMPANY NET INCOME (LOSS)                                  $(105,938)         $  20,055
                                                           =========          =========

EPS-Continuing operations
Basic                                                      $   (1.31)         $    0.29
Fully Diluted                                              $   (1.31)         $    0.29

EPS-Discontinued operations
Basic                                                      $   (0.83)         $    0.12
Fully Diluted                                              $   (0.83)         $    0.11
